Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and/or director of Evans & Sutherland Computer Corporation whose signature appears below constitutes and appoints James R. Oyler and Kevin A. Paprzycki, or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign in the name of or on behalf of the undersigned, as a director and/or officer of said corporation, the Annual Report on Form 10-K of Evans & Sutherland Computer Corporation for the year ended December 31, 2004, and any and all amendments to such Annual Report, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James R. Oyler	President and Chief Executive Officer	March 30, 2005
James R. Oyler	(Principal Executive Officer) and Director

/s/ Kevin A. Paprzycki	Vice President, Chief Financial	March 30, 2005
Kevin A. Paprzycki	Officer, Corporate Secretary
(Principal Financial and Accounting Officer)

/s/ James P. McCarthy	Director	March 27, 2005
James P. McCarthy

/s/ David Coghlan	Director	March 30, 2005
David J. Coghlan

/s/ Wolf-Dieter Hass	Director	March 30, 2005
Wolf-Dieter Hass

/s/ William Schneider, Jr.	Director	March 30, 2005
William Schneider, Jr.